EXHIBIT 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT dated as of September 30, 2002, between PACER INTERNATIONAL, INC., a Tennessee corporation (the “Company”), and CARL K. KOOYOOMJIAN (the “Executive”).

The Company and the Executive are entering into this Agreement to set forth the terms and conditions of the Executive’s continued employment as a senior executive of the Company. Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Executive, the Company and the Executive hereby agree as follows:

SECTION 1.  Duties.    On the terms and subject to the conditions contained in this Agreement, the Executive will continue to be employed by the Company as its Vice Chairman, an executive officer position, with responsibility for strategic development and corporate planning for the Company and its subsidiaries. The Executive shall report directly to the Chairman of the Board of Directors (the “Board”) of the Company, and shall perform such duties as are reasonably assigned to him by the Chairman consistent with such position.

SECTION 2.  Term of Employment; Consulting Period.

(a)  The Executive’s employment hereunder shall be for the period (the “Employment Period”) commencing on October 1, 2002 (the “Commencement Date”), and ending on September 30, 2004 (the “Scheduled Termination Date”), unless sooner terminated by the Company or the Executive pursuant to and in accordance with the applicable provisions of this Agreement. Upon such termination of the Executive’s employment hereunder, the Executive (or, if applicable, the Executive’s beneficiaries or estate) shall be entitled to those rights and benefits provided in Section 8(a) or Section 8(b), as applicable to such termination.

(b)  If the Executive resigns from his employment hereunder pursuant to Section 7(c) at any time prior to the Scheduled Termination Date, then, in consideration of the Company’s agreement to continue to provide to the Executive, as a consulting fee, the payments and other benefits contemplated by, and subject to the conditions of, Section 8(b), the Executive agrees to provide to the Company such advisory and consulting services as the Chairman may reasonably request and the Executive may agree to provide from time to time during the period (the “Consulting Period”) commencing on the effective date of such resignation and ending on the Scheduled Termination Date. During any such Consulting Period, (i) the Executive shall be acting as an independent contractor to the Company and will have no authority to act for or bind the Company in any way and will not represent otherwise to any Person, and (ii) the Executive shall be responsible for, and shall indemnify, defend and hold the Company harmless from and against, all federal, state and local income, employment, social security and other similar taxes and levies imposed on or payable by the Executive on or with respect to his receipt of such consulting fees and other benefits paid and made available to the Executive pursuant to this Section 2(b), any other provision of this Agreement to the contrary not withstanding.

SECTION 3.  Time to be Devoted to Employment.    During the Employment Period, the Executive will devote such of his working energies, efforts, interest, abilities and time to the performance of his duties and responsibilities pursuant to Section 1 above as may be reasonably necessary to adequately perform such duties and responsibilities.

SECTION 4.  Base Salary; Benefits.

(a)  During the Employment Period, the Company (or any of its Affiliates) shall pay the Executive an annual base salary (the “Base Salary”) of $400,000, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to the payment of regular compensation to its executive officers. The Executive will also be entitled to vacation under the Company’s policy, but in any event no less than four (4) weeks vacation per year occurring during the Employment Period. Such vacation shall accrue and may be taken in accordance with the Company’s policy in effect from time to time with respect to its executive officers generally, subject to the Company’s right at any time and from time to time to amend, modify, change or terminate such vacation policy in any respect. During the Employment Period, the Executive will also be entitled to such other benefits as may be made available to other executive officers of the Company generally, including participation in such health, life and disability insurance programs and retirement or savings plans, if any, as the Company may from time to time maintain in effect, as well as (i) the continued use of the vehicle (or a comparable replacement) currently leased by the Company or its Affiliate for the Executive, on the terms currently provided by the Company or its Affiliate to the Executive, and (ii) shared use of or access to a country club membership owned or maintained by the Company in the Columbus, Ohio metropolitan area, in each case subject to the Company’s right at any time and from time to time to amend, modify, change or terminate in any respect any of its employee and other benefit plans, policies, or programs.

(b)  During the Employment Period (and any Consulting Period), the Executive shall not be entitled to any bonus unless otherwise determined by the Board in its sole discretion.

SECTION 5.  Reimbursement of Expenses.    During the Employment Period, the Company shall reimburse the Executive in accordance with Company policy for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder upon presentation of appropriate receipts or other documentation therefore, in accordance with all applicable policies of the Company.

SECTION 6.  Disability or Death.    If, during the Employment Period, the Executive is incapacitated or disabled by accident, sickness or otherwise (hereinafter, a “Disability”) so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for any period of 90 consecutive days or for an aggregate of 180 days in any period of 360 consecutive days occurring during the Employment Period, the Company may, at any time thereafter, at its option, terminate the Executive’s employment under this Agreement immediately upon giving the Executive written notice to that effect. In the event of the Executive’s death, the Executive’s employment will be deemed terminated as of the date of death.

SECTION 7.  Termination.

(a)  The Company may terminate the Executive’s employment hereunder at any time for “cause” by giving the Executive written notice of such termination, containing reasonable specificity of the grounds therefor. For purposes of this Agreement, “cause” shall mean (i) willful misconduct with respect to the business and affairs of the Company or any of its Affiliates that has a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) the material breach of any provision of Section 9, Section 10, Section 11, or Section 12 of this Agreement and, if such breach is capable of being cured, the Executive’s failure to cure such breach within 30 days of receipt of written notice thereof from the Company, (iii) the Executive’s commission of a felony, or (iv) the Executive’s commission of an act of fraud or financial dishonesty with respect to the Company or any of its Affiliates. A termination pursuant to this Section 7(a) shall take effect immediately upon the giving of the notice contemplated hereby.

(b)  The Company may terminate the Executive’s employment hereunder at any time without “cause” by giving the Executive written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the date of the notice.

(c)  The Executive may terminate his employment hereunder at any time for any or no reason by giving the Company written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the day on which such notice is delivered to the Company (determined pursuant to Section 18(b) below).

SECTION 8.  Effect of Termination.

(a)  Upon the effective date of a termination of the Executive’s employment under this Agreement by the Company for cause pursuant to Section 7(a), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive the following payments and benefits, within 30 days after the effective date of such termination (or within such earlier period as may be required by applicable law):

(i)  the unpaid portion of the Base Salary provided for in Section 4(a), computed on a pro rata basis to the effective date of such termination;

(ii)  reimbursement for any expenses incurred by the Executive up to the effective date of such termination of employment and with respect to which the Executive shall not have theretofore been reimbursed, as provided in Section 5; and

(iii)  the unpaid portion of any amounts earned by the Executive prior to the effective date of such termination pursuant to any employee benefit plan or program in which the Executive participated during the Employment Period (including any accrued and unused or unpaid vacation benefits that may be earned by or due to the Executive as of the effectiveness of such termination in accordance with the Company’s policy in effect at the effective time of such termination); provided, however, that the Executive shall not be entitled to receive any benefits under any such employee benefit plan or program that have accrued during any period if the terms of such plan or program require that the beneficiary be employed by the Company as of the end of any period ending on or after the effective date of such termination.

(b)  Upon termination of the Executive’s employment under this Agreement for any reason other than by the Company for cause pursuant to Section 7(a), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive the following payments and benefits (whether or not the Executive continues to provide services requested pursuant to Section 2(b) above), within 30 days after the effective date of such termination, in the case of amounts due pursuant to clause (i) below, and at such other times as provided in clause (ii) and (iii) below in the case of amounts due thereunder (or in each case within such earlier period as may be required by applicable law):

(i)  the payments, if any, referred to in Section 8(a) above;

(ii)  provided that the Executive is not in breach of any provision of this Agreement surviving such termination and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Section may be enforced under applicable law), continued payment of an annual amount equal to the Base Salary as in effect immediately prior to the effective date of such termination for the period commencing on the effective date of such termination and ending on the Scheduled Termination Date (the “Severance Period”), payable during the Severance Period in such manner as the Base Salary would have been payable pursuant to Section 4(a) but for such termination;

(iii)  provided that the Executive is not in breach of any provision of this Agreement surviving such termination and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Section may be enforced under applicable law):

(A)  continued participation in the Company’s group health insurance plans pursuant to Section 4(a) above until the earlier to occur of (1) the last day of the Severance Period and (2) the last day of the eighteenth (18th) calendar month following the effective date of such termination (provided that the Executive has timely made all necessary elections under COBRA to continue such coverage), at the Company’s cost (including the payment by the Company of the premium contributions that would otherwise be payable by the Executive, but subject to the payment by the Executive of all co-payments, deductibles and other fees, charges and costs payable thereunder by participants generally under such plans)); and

(B)  if the expiration of the eighteen-month COBRA period referred to subclause (2) of clause (iii) (A) above occurs prior to the expiration of the

Severance Period, and the Executive is not entitled or eligible to participate in another employer-sponsored group health insurance plan or program, reimbursement of the premium costs incurred by the Executive for a separate, stand-alone health insurance policy containing substantially equivalent coverages as the Company’s group plan as in effect at such time, for an additional period of commencing upon the expiration of the foregoing eighteen-month COBRA period and ending on the last day of the Severance Period; and

(iv)  provided that the Executive is not in breach of any provision of this Agreement surviving such termination and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Section may be enforced under applicable law):

(A)  continued use of a vehicle provided by the Company or its Affiliate or an equivalent monthly car allowance pursuant to Section 4(a) until the last day of the Severance Period; and

(B)  continued shared use of or access to a country club membership owned or maintained by the Company or its Affiliate in the Columbus, Ohio, metropolitan area pursuant to Section 4(a) until the last day of the Severance Period.

(c)  Provided that the Executive is not in breach of any provision of this Agreement and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Section may be enforced under applicable law), the Company or one of its Affiliates shall pay the Executive in a single lump the amount of $35,000 within 10 days of his written request therefor in connection with the Executive’s relocation of his principal residence from the Columbus, Ohio, metropolitan area (whether planned or completed at the time of such request).

(d)  Without limiting any other provision of this Agreement, if the Executive dies on or after the effective date of the termination of the Executive’s employment hereunder, the Executive’s heirs, beneficiaries or estate, as their respective interests may appear (but without duplication), shall be entitled to receive or continue to receive those benefits that would otherwise have been due and payable to the Executive pursuant to Section 8 (a) above or Section 8(b) above, as applicable.

(e)  In addition to, and not by way of limitation of, any other provision of this Agreement, upon the effective date of the termination of the Executive’s employment hereunder, the Executive shall surrender and deliver to the Company (i) all credit cards and charge cards of or belonging to or issued in the name of the Company or any of its Affiliates, (ii) all membership cards for memberships maintained by or in the name of the Company or any of its Affiliates, (iii) all documents, records, and files (including all copies thereof, regardless of the form or media in which the same exist or are stored) in the Executive’s possession and belonging or relating to the Company or any of its Affiliates (except that the Executive may retain one copy thereof for personal archive purposes, subject to the other terms and conditions of this Agreement, including Section 9), and (iv) any and all other personal property in the Executive’s possession belonging to the Company or any of its Affiliates.

SECTION 9.  Disclosure of Information.

(a)  From and after the date hereof, the Executive shall not at any time disclose, divulge, furnish or make accessible to any Person any Confidential Information (as hereinafter defined) heretofore acquired or acquired during the Employment Period (and any Consulting Period) for any reason or purpose whatsoever (provided that nothing contained herein shall be deemed to prohibit or restrict the Executive’s right or ability to disclose, divulge, furnish or make accessible any Confidential Information (i) to any officer, director, employee, Affiliate or representative of the Company, or (ii) to any other Person as required in connection with the performance of the Executive’s duties under and in compliance with this Agreement, or as required by law or judicial process), nor shall the Executive make use of any Confidential Information for the Executive’s own purposes or benefit or for the purposes or benefit of any other Person except the Company and its Affiliates. The covenant contained in this Section 9 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

(b)  For purposes of this Agreement, the term “Confidential Information” means (i) the Intellectual Property Rights (as hereinafter defined) of the Company and its Affiliates and (ii) all other information of a proprietary or confidential nature relating to the Company or any Affiliate thereof, or the business or assets of the Company or any such Affiliate, including: books and records; agent and independent contractor lists and related information; customer lists and related information; vendor lists and related information; supplier lists and related information; employee and personnel lists, policies and related information; contract terms and conditions (including those with customers, suppliers, vendors, independent contractors and agents, and present and former employees); terms and conditions of permits, orders, judgments and decrees; wholesale, retail and distribution channels; pricing information, cost information, and pricing and cost structures and strategies; marketing, product development and business development plans and strategies; management reports; financial statements, reports, schedules and other information; accounting policies, practices and related information; business plans, strategic plans and initiatives, forecasts, budgets and projections; and shareholder, board of directors and committee meeting minutes and related information; provided, however, that Confidential Information shall not include (A) information that is generally available to the public on the date hereof, or which becomes generally available to the public after the date hereof without action by the Executive in breach or violation of this Agreement, or (B) information that the Executive receives from a third party who does not have any obligation to the Company or any of its Affiliates to keep such information confidential and which the Executive does not know (or reasonably could not have known) is confidential to the Company or any of its Affiliates.

(c)  As used herein, the term “Intellectual Property Rights” means all industrial and intellectual property rights, including the following (whether patentable or not): patents, patent applications, and patent rights; trademarks, trademark applications, trade names; service marks and service mark applications; trade dress, logos and designs, and the goodwill associated with the foregoing; copyrights and copyright applications; certificates of public convenience and necessity, franchises and licenses; trade secrets, know-how, proprietary processes and formulae, inventions, improvements, devices and discoveries; development tools; marketing materials;

instructions; Confidential Information; and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

SECTION 10.  Noncompetition Covenant.

(a)  The Executive acknowledges and agrees that he has received and will continue to receive significant and substantial benefits from his prior and future employment with the Company under this Agreement and the Prior Agreement (as defined in Section 15(a) below), including the remuneration, compensation and other consideration inuring to his benefit hereunder, as well as introductions to, personal experience with, training in and knowledge of the Company and its Affiliates, the industries in which they engage, and third parties with whom they conduct business. Accordingly, in consideration of the foregoing, and to induce the Company to employ or retain and continue to employ or retain the Executive hereunder and to provide such benefits to the Executive, in each case subject to the terms and conditions of this Agreement and the applicable employment policies of the Company and its Affiliates, the Executive agrees that he will not during the period (the “Non-Competition Period”) beginning on the Commencement Date and ending on the Scheduled Termination Date:

(i)  in any city or county in any state or province of the United States, Canada or Mexico where the Company or any of its Affiliates conducts business during the Non-Competition Period, directly or indirectly engage or participate in any Competing Business (as defined in Section 10(b) below) (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner, or capacity, including by the rendering of services or advice to any person), or lend his name (or any part or variant thereof) to, any Competing Business;

(ii)  deal, directly or indirectly, with any customers, vendors, agents or contractors doing business with the Company or any of its Affiliates, or with any officer, director, employee of the Company or any of its Affiliates, in each case in any manner that is or could reasonably be expected to be competitive with the Company or any of its Affiliates;

(iii)  take any action to solicit, encourage or induce any customer, vendor, agent or contractor doing business with the Company or any of its Affiliates, or any officer, director, employee or agent of the Company or any of its Affiliates:

(A)  to terminate or alter in any manner adverse to the Company and its Affiliates his, her or its business, commercial, employment, agency or other relationship with the Company or such Affiliate (including any action to do business or attempt to do business with, or to hire, retain, engage or employ or attempt to hire, retain, engage or employ, any customer, vendor, agent or contractor, or any officer, director or employee, of the Company or any of its Affiliates);

(B)  to become a customer, vendor, agent or contractor, or an officer, director or employee, of the Executive, the Executive’s Affiliates or any other

Person that is or could reasonably be expected to be competitive with the Company or any of its Affiliates; or

(C)  to engage in any Competitive Business; or

(iv)  engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any of its Affiliates or any trade name used by any of them.

Ownership by the Executive for investment purposes only of less than 2% of the outstanding shares of capital stock or class of debt securities of any Person with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market shall not constitute a breach of the foregoing covenant. The covenant contained in this Section 10 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

(b)  As used herein, the term “Competing Business” means any transportation or other business that the Company or any of its Affiliates has engaged in at any time during the Employment Period in any city or county in any state or province of the United States, Canada or Mexico, including any such business directly or indirectly engaged in providing any of the following:

(i)  intermodal marketing or rail or intermodal brokerage services (whether in connection with domestic or international shipments or customers), car fleet management services, and railcar brokerage and management services;

(ii)  highway brokerage services, including full trailer load, less than trailer load, trailer fleet management and depot operations services;

(iii)  international freight transportation services, including ocean forwarding, custom house brokerage, ocean carrier services (including NVOCC operations), import/export air forwarding services, and special project services;

(iv)  specialized transport and cartage services, including heavy, oversized, and other specialized flatbed trucking services, dry van trucking services, port and rail depot cartage services (whether in connection with domestic or international shipments or customers), and local and regional trucking services (including full truckload and less-than-truckload motor carrier services);

(v)  freight consolidation and handling services, including third party warehouse, cross dock, consolidation, deconsolidation and distribution services;

(vi)  comprehensive transportation management programs and services to third party customers, including supply chain and traffic management services, carrier rate and contract management services, logistics optimization planning, and vendor bid optimization;

(vii)  railroad signal project management;

(viii)  intermodal rail equipment (including double-stack rail car, container and chassis) supply and management services, including stacktrain transportation services; and

(ix)  any other transportation or other business that the Company or any of its Affiliates has engaged in at any time during the Employment Period in any city or county in any state or province of the United States, Canada or Mexico.

SECTION 11.  Inventions Assignment.    During the Employment Period, the Executive shall promptly disclose, grant and assign to the Company for its and its Affiliates’ sole use and benefit any and all inventions, improvements, technical information and suggestions reasonably relating to the business of the Company and its Affiliates (collectively, the “Inventions”) that the Executive may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or with respect to the Inventions. In connection with the previous sentence, the Executive shall, at the expense of the Company, including a reasonable payment based on the Executive’s last per diem earnings with the Company for the time involved if (a) the Executive is not then in the Company’s employ, or (b) if the Executive is not then receiving consulting payments pursuant to Section 2(b) above or severance payments pursuant to Section 8(b) above, or (c) if the Executive has not otherwise received one or more severance payments with respect to such period (whether on a lump sum, pre-paid, or accelerated basis or otherwise), (i) promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world, and (ii) render such reasonable assistance to the Company as may be required in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences or infringements that may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which the Company may be involved relating to the Inventions. The covenant contained in this Section 11 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

SECTION 12.  Assistance in Litigation.    At the request and expense of the Company (including a reasonable payment, based on the Executive’s last per diem earnings, for the time involved if (a) the Executive is not then in the Company’s employ, or (b) if the Executive is not then receiving consulting payments pursuant to Section 2(b) above or severance payments pursuant to Section 8(b)(ii), or (c) if the Executive has not otherwise received one or more severance payments from the Company with respect to such period (whether on a lump sum, pre-paid or accelerated basis or otherwise)) and upon reasonable notice, the Executive shall, at all times during and after the Employment Period, furnish such information and assistance to each of the Company and its Affiliates as the Company may reasonably require in connection with any issue, claim or litigation in which the Company or any of its Affiliates may be involved. If such a request for assistance occurs after the expiration of the Employment Period, then the Executive will only be required to render such assistance to the Company and its Affiliates to the extent that the Executive can do so without materially adversely affecting the Executive’s other business obligations. The covenant contained in this Section 12 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

SECTION 13.  Expenses; Taxes.    Each party hereto shall bear his or its own expenses incurred in connection with this Agreement (including legal, accounting and any other third party fees, costs and expenses incurred by such party). Subject to Section 2(b), if applicable, all remuneration, compensation and other consideration payable by the Company or any of its Affiliates hereunder to or for the benefit of the Executive or his heirs, representatives, or estate shall be made and provided net of any and all applicable withholding, F.I.C.A., employment and other similar federal, state and local taxes and contributions required by law to be withheld by the Company or any such Affiliate.

SECTION 14.  Representation.    The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, noncompetition agreement, confidentiality agreement or similar agreement with any other Person.

SECTION 15.  Entire Agreement; Amendment and Waiver.

(a)  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings between the Executive and the Company or any predecessor of the Company, or any of their respective Affiliates, with respect to the subject matter hereof (including, without limitation, (i) the offer letter dated May 21, 2001 (the “Offer Letter”), from the Company to the Executive, (ii) the Employment Agreement dated as of May 31, 2002 (the “Prior Agreement”), between Pacer Global Logistics, Inc., and the Executive, and (iii) the letter dated September 9, 2002, from the Company to the Executive). In consideration of the Executive’s continued employment with the Company hereunder and the other payments and consideration inuring to the benefit of the Executive hereunder, the Executive waives and releases the Company and its Affiliates from any and all claims, demands, actions, causes of action, losses, liabilities and obligations whatsoever, whether known or unknown, fixed or contingent, matured or unmatured, arising on or prior to the date hereof under the Offer Letter, the Prior Agreement or otherwise in connection with or relating to the Executive’s employment with the Company or any of it Affiliates.

(b)  No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights or remedies arising by virtue of any such prior or subsequent occurrence.

SECTION 16.  Vesting and Cancellation of Stock Options.

(a)  The Company and the Executive hereby acknowledge and agree that, pursuant to that certain Stock Option Agreement dated as of July 16, 2001 (the “Option Agreement”), between the Company and the Executive (as adjusted for the 2-for-1 stock split effected in June 2002 (the “Stock Split”)), the Executive has been granted a “Tranche B Option” to purchase up to an aggregate of 100,000 shares of common stock, $.01 par value, of the Company (the “Common Stock”) and a “Tranche C Option” to purchase up to an aggregate of 100,000 shares of Common Stock, in each case at an option exercise price of $12.50 per share (the Tranche B Option and the Tranche C Option are hereinafter collectively referred to as the “Options”). The Company and the Executive further acknowledge and agree that 20,000 shares of Common Stock subject to the Tranche B Option and 20,000 shares of Common Stock subject to the Tranche C Option are vested as of the date hereof (the “Currently Vested Options”).

(b)  The Company and the Executive hereby agree to modify and amend the Option Agreement and the Options as follows:

(i)  An additional 40,000 shares of Common Stock subject to the Tranche B Option and an additional 40,000 shares of Common Stock subject to the Tranche C Option shall vest in the Executive and become exercisable as of the date of this Agreement (the “Newly Vested Options”), thereby giving the Executive a total of 60,000 shares of Common Stock subject to the Tranche B Option and 60,000 shares of Common Stock subject to the Tranche C Option vested as of the date of this Agreement, in each case at an option exercise price of $12.50 per share. The Currently Vested Options and the Newly Vested Options are hereinafter collectively referred to as the “Vested Options.”

(ii)  Subject to Section 6 of the Option Agreement and Section 11(c)(i) of the Company’s 1999 Stock Option Plan, as amended (the “Plan”), the Executive (and/or such other Person exercising a Vested Option in accordance with the provisions of Section 8 of the Option Agreement and Section 12(c) of the Plan) shall have the right to exercise all Vested Options, in whole or in part, at any time and from time to time through and includingMarch 31, 2005 (the “Option Termination Date”), subject to and in accordance with the other applicable terms and conditions of the Option Agreement and the Plan, it being understood and agreed that on the Option Termination Date all remaining Vested Options not theretofore exercised in accordance with the applicable terms and conditions of the Option Agreement and the Plan shall terminate and cease to be exercisable or outstanding.

(iii)  Except for the Vested Option as described above, the parties acknowledge and agree that, effective as of the date hereof, the remaining options granted by the Company to the Executive pursuant to the Option Agreement, namely 40,000 shares of Common Stock subject to the Tranche B Option and 40,000 shares of Common Stock subject to the Tranche C Option, are hereby terminated and canceled in all respects.

(c)  Other than the Options, as defined in Section 16(a) above, the Executive hereby represents, warrants and acknowledges to the Company, and agrees with the Company, that the Executive does not own or otherwise have, of record or beneficially, any option, right or claim to acquire any shares of capital stock or other securities (whether debt or equity or a combination thereof) of the Company or any of its subsidiaries.

(d)  Upon the exercise of any or all of the Vested Options, if ever, the Executive shall not be required to execute the Joinder (as defined in the Option Agreement), and the shares of Common Stock so acquired upon the exercise of any or all of the Vested Options, if any, shall be subject to the Shareholders’ Rights Appendix attached to the Plan as Exhibit C.

(e)  This Section 16 is an amendment to the Option Agreement. Except as adjusted for the Stock Split and amended pursuant to this Section 16, the Option Agreement remains in full force and effect in accordance with its terms. In the event of any inconsistencies between the provisions of the Option Agreement and this Section 16, the provisions of this Section 16 shall control.

SECTION 17.  Release.

(a)  In consideration of the covenants and agreements of the Company in this Agreement, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to the Company to enter into this Agreement, the Executive hereby knowingly and voluntarily releases, acquits and forever discharges the Company, the Company’s present and former owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, subsidiaries and affiliates, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which, from the beginning of the world up to and including the date of this Agreement, exist, have existed or may hereafter exist or arise, based on facts occurring on or prior to the date hereof, under or in connection with the Offer Letter, the Prior Agreement or his prior employment with the Company or any of its subsidiaries up through the date hereof, which the Executive or any of his heirs, executors, administrators, legal representatives, successors-in-interest and/or assigns ever had, now have or at any time hereafter may have, own or hold against any of the Releasees (collectively, the “Executive Released Claims”).

(b)  By executing this Agreement, (i) the Executive hereby represents that he has not filed or permitted to be filed with any court, governmental or administrative agency, or arbitration tribunal, any Executive Released Claims; (ii) the Executive hereby waives all Executive Released Claims against the Releasees arising under federal, state and local labor, employment, civil rights and anti-discrimination laws and any other restrictions on the Company’s and its subsidiaries’ rights with respect to the modification or termination, for whatever reason, of the employment of its employees, including the Age Discrimination in Employment Act, the Americans With Disabilities Act and Title VII of the Civil Rights Act, as well as any right that the Executive may have ever had or may now have to assert or commence an Executive Released Claim against the Releasees involving any matter relating to his prior employment relationship with the Company or any of its subsidiaries up through the date hereof, or relating to the modification or termination thereof; and (iii) the Executive further covenants and agrees not to bring any Executive Released Claim or to permit any such Executive Released Claim to be filed by any other Person on his behalf.

(c)  In consideration of the covenants and agreements of the Executive in this Agreement, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to the Executive to enter into this Agreement, the Company hereby knowingly and voluntarily releases, acquits and forever discharges the Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which, from the beginning of the world up to and including the date of this Agreement, exist, have existed or may hereafter exist or arise, based on facts occurring on or prior to the date hereof, under or in connection with the Offer Letter, the Prior Agreement or his prior employment with the Company or any of its subsidiaries up through the date hereof, which the Company or any of its successors-in-interest and/or assigns ever had, now have or at any time hereafter may have, own or hold against the Executive (collectively, the “Company Released Claims”); provided, however, that the Company Released Claims shall not include, and the Executive shall not be released from, any such charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, that arise out of, are based on, or constitute theft, fraud, embezzlement, or breach of fiduciary duty, or for which the Company is technically, derivatively, or vicariously liable to a third party as a result of an act or omission by the Executive, in each case whether of a civil or criminal nature and whether arising under statute, rule, or regulation or common law.

(d)  By executing this Agreement, (i) the Company hereby represents that it has not filed or permitted to be filed with any court, governmental or administrative agency, or arbitration tribunal, any Company Released Claims; (ii) the Company hereby waives any right that the Company may have ever had or may now have to assert or commence a Company Released Claim against the Executive involving any matter relating to his prior employment relationship with the Company or any of its subsidiaries up through the date hereof, or relating to the modification or termination thereof; and (iii) the Company further covenants and agrees not to bring any Company Released Claim or to permit any such Company Released Claim to be filed by any other Person on its behalf.

SECTION 18.  Notices.

(a)  All notices or other communications pursuant to or contemplated by this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)  if to the Company, to:

Pacer International, Inc.
One Concord Center
2300 Clayton Road, Suite 1200
Concord, California 94520
Attention: Chief Financial Officer
Telephone No.: (925) 887-1400
Facsimile No.: (925) 887-1565

with copy to:

Pacer International, Inc.
225 Water Street, Suite 2050
Jacksonville, Florida 32202
Attention: Legal Department
Telephone No.: (904) 633-9500
Facsimile No.: (904) 633-9338

(ii) if to the Executive, to him or her at his or her last known address contained in the records of the Company.

(d)  All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery (if sent on a business day where sent, or if sent on other than a business day where sent, on the next business day where sent after the date sent), (iii) in the case of delivery by nationally-recognized, overnight courier, on the next business day where sent following dispatch, and (iv) in the case of mailing, on the third business day where sent next following such mailing. In this Agreement, the term “business day” means, as to any location, any day that is not a Saturday, a Sunday or a day on which banking institutions in such location are authorized or required to be closed.

SECTION 19.  Severability.    It is the desire and intent of the parties that the provisions of Section 9, Section 10, Section 11, Section 12 of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any such provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provision in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 20.  Remedies.    The Executive acknowledges and agrees that the provisions of this Agreement (including Section 9, Section 10, Section 11, and Section 12) are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of any provision of this Agreement (including Section 9, Section 10, Section 11, and Section 12) would cause the Company irreparable harm. The Executive further acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement (including Section 9, Section 10, Section 11, and Section 12), the Company shall be entitled to either specific performance or other immediate relief enjoining the same in any court or before any judicial body having jurisdiction over such a claim, without the need to post bond or other security or to show irreparable harm. All rights and remedies provided for in this Agreement are cumulative, are in addition to any other rights and remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude the exercise or pursuit of any other right or remedy.

SECTION 21.  Benefits of Agreement; Assignment.    The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, representatives, heirs and estates, as applicable. This Agreement shall not be assignable by any party hereto without the consent of the other party hereto, except that the Company may assign this Agreement or its rights hereunder to any Affiliate of the

Company or to any Person succeeding to all or any substantial portion of their respective businesses. Except as expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors, permitted assigns, representatives, heirs and estates, as applicable.

SECTION 22.  Governing Law.    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF OHIO, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO TO BE APPLIED.

SECTION 23.  Jury Trial Waiver.    THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED TO THE SUBJECT MATTER HEREOF.

SECTION 24.  Jurisdiction and Venue; Service of Process.

(a)  The parties hereto agree that all disputes among them arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement shall be resolved exclusively by state or federal courts located in the city of Columbus, Ohio and any appellate court from any thereof, or by an arbitrator located in Columbus, Ohio, in such cases where they have expressly agreed to binding arbitration.

(b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for himself, herself or itself and his, her or its property, to the exclusive jurisdiction of any Ohio state court or federal court of the United States of America sitting in Columbus, Ohio, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such Ohio state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent he, she or it may legally and effectively do so, any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any Ohio state or federal court of the United States of America sitting in Columbus, Ohio. Each of the parties hereto hereby irrevocably waives, to the fullest extent he, she or it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)  Each of the parties hereto hereby agrees that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

SECTION 25.  Independence of Covenants and Representations and Warranties.    All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default or violation under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

SECTION 26.  Interpretation and Construction; Defined Terms.

(a)  The term “Agreement” means this Employment Agreement and any and all schedules, annexes and exhibits that may be attached hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the word “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in, or any schedule, annex or exhibit that may be attached to, this Agreement. All references to articles, sections, subsections, paragraphs, subparagraphs, clauses, schedules, annexes and exhibits mean such provisions of this Agreement and the schedules, annexes and exhibits that may be attached to this Agreement, except where otherwise stated. The title of and the article, section, paragraph, schedule, annex and exhibit headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms also shall denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless otherwise provided herein, the measure of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, except that, if no corresponding date exists, the measure shall be the next day of the following month or year (e.g., one month following February 8 is March 8, and one month following March 31 is May 1).

(b)  The term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c)  The term “GAAP” means generally accepted accounting principles in the United States, as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

(d)  The term “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity, including a governmental entity such as a domestic or foreign government or political subdivision thereof, whether on a federal, state, provincial or local level and whether legislative, executive, judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

SECTION 27.  Counterparts and Facsimile Execution.    This Agreement may be executed in two or more counterparts, and each such counterpart shall be an original instrument, but all such counterparts taken together shall be considered one and the same agreement, effective when one or more counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signed counterpart delivered by facsimile shall be deemed for all purposes to constitute such party’s good and valid execution and delivery of this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement effective as of the date first written above.

THE COMPANY:

PACER INTERNATIONAL, INC.

By:
Name Title

THE EXECUTIVE:

Carl K. Kooyoomjian